EXHIBIT 99.1

Steelcase Reports Fourth Quarter and Fiscal 2018 Results

  Americas and EMEA orders reflect increased momentum
  EMEA posts significant improvement in operating results
  Quarterly dividend increased by 6 percent to $0.135 per share

GRAND RAPIDS, Mich., March 20, 2018 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported fourth quarter revenue of $772.7 million and breakeven net income, which included $27.9 million of charges recorded in connection with U.S. tax reform.  Excluding these charges, adjusted earnings were $0.24 per share.  The results also included non-operating gains of $13.9 million related to an investment in an unconsolidated affiliate, which increased earnings per share by approximately $0.05, net of related variable compensation and income tax effects.  In the prior year, Steelcase reported $769.1 million of revenue, diluted earnings of $0.21 per share and adjusted earnings of $0.22 per share.

Revenue grew modestly in the fourth quarter compared to the prior year, but declined 2 percent on an organic basis after adjusting for favorable currency translation effects and the impacts of an acquisition and divestitures.  Americas revenue declined 5 percent, largely driven by lower customer order backlog at the beginning of the quarter compared to the prior year.  Orders in the Americas strengthened in the fourth quarter, growing 2 percent over the prior year, compared to a 6 percent decline in the third quarter.  EMEA posted revenue growth of 17 percent, or 3 percent on an organic basis, and orders (in constant currency) grew 15 percent, driven by continued strength in Western Europe.  The Other category posted revenue growth of 11 percent, or 7 percent on an organic basis, while orders declined 9 percent compared to the prior year, which included a record level of quarterly orders in Asia Pacific.

"We finished the fourth quarter better than we were expecting, particularly in the Americas and EMEA, and Asia Pacific finished the year with record levels of annual revenue and profitability," said Jim Keane, president and CEO.  "Our win rate continues to grow as does interest in our new products, including the SILQ chair which we expect to begin shipping in the first half of fiscal 2019."

Current quarter operating income of $33.4 million compares to operating income of $50.4 million in the prior year.  The decline of $17.0 million (or 230 basis points as a percentage of revenue) was driven by lower revenue and gross margin in the Americas and higher operating expenses (which included severance costs and an impairment totaling $5.3 million in the Americas and increased investment in the Asia Pacific region), offset in part by significant improvements in EMEA.  During the quarter, EMEA posted operating income of $1.5 million, compared to a $6.0 million operating loss in the prior year.

"In EMEA, we achieved positive operating income in the quarter, which represented a $7.5 million improvement compared to the prior year, driven by a combination of revenue growth, a significant increase in gross margin and lower operating expenses (in constant currency)," said Dave Sylvester, senior vice president and CFO.  "The significant improvement in our EMEA business resulted from the momentum we have been seeing in order growth, day-to-day business stability, improved win rates and increasing customer traffic at our Munich Learning + Innovation Center."

Gross margin of 32.8 percent in the current quarter represented a decline of 40 basis points compared to the prior year and reflected mixed results across the segments.  In the Americas, gross margin decreased by 90 basis points compared to the prior year due to unfavorable impacts from lower volume and shifts in product mix, offset in part by benefits of continued cost reduction efforts.  EMEA gross margin improved by 250 basis points compared to the prior year driven by favorable impacts from intentional shifts in business mix and cost reduction efforts.

Operating expenses of $219.7 million in the fourth quarter represented an increase of $14.8 million compared to the prior year, and included approximately $5 million of unfavorable currency translation effects, $3.8 million of severance costs in the Americas, increased investment in the Asia Pacific region and an impairment related to an asset held for sale in the Americas.  Increased operating expenses related to the acquisition of AMQ Solutions were largely offset by decreases from divestitures, and higher spending on product development and marketing was largely offset by lower spending in other areas.

Other income, net increased by $11.7 million compared to the prior year, driven by $13.9 million of gains related to a partial sale of an investment in an unconsolidated affiliate and the receipt of a premium related to a change in control of the affiliate. In addition, the current quarter included foreign exchange losses compared to foreign exchange gains in the prior year.

Income tax expense was $44.7 million in the current quarter compared to $24.3 million in the prior year. On December 22, 2017, the U.S. Government enacted the Tax Cuts and Jobs Act, which was effective January 1, 2018 and made broad changes to the U.S. tax code, including a reduction of the U.S. federal corporate tax rate from 35% to 21% and taxation of undistributed foreign earnings, regardless of reinvestment intent.  As a result, the company recorded $27.9 million of charges in the fourth quarter, primarily related to a reduction in the value of its deferred tax assets.  The company recognized approximately $3 million of net benefits in the fourth quarter related to its blended tax rate under the new legislation and a few other favorable items.  In addition, during the fourth quarter, the French Parliament approved a progressive reduction in the French income tax rate, which resulted in a $4.0 million charge in the current quarter compared to a $7.8 million charge in the prior year attributable to a previous reduction in the French income tax rate, both of which reduced the value of the company’s deferred tax assets.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated $455 million, and total debt was $295 million, at the end of the fourth quarter. The company did not repurchase any shares during the fourth quarter under its share repurchase authorization.

"We generated $131.9 million of cash from operations in the fourth quarter, or approximately two times the level we generated in the prior year," said Dave Sylvester.  "The significant improvement was driven by a number of factors, including realization of tax planning strategies and lower estimated tax payments in the quarter, as well as lower working capital, due to lower volume and improved collections of receivables."

The Board of Directors has declared a quarterly cash dividend of $0.135 per share, to be paid on or before April 13, 2018, to shareholders of record as of March 30, 2018.  This represents an increase of 0.75 cents per share compared to the third quarter.

Fiscal 2018 Results

For fiscal 2018, the company recorded $3.1 billion of revenue and net income of $80.7 million, or diluted earnings per share of $0.68.  Adjusted earnings per share were $0.91.  In fiscal 2017, the company recorded $3.0 billion of revenue, net income of $124.6 million, diluted earnings per share of $1.03 and adjusted earnings per share of $1.05.

Revenue in fiscal 2018 increased 1 percent, with a 14 percent increase in the Other category and a 4 percent increase in EMEA, offset by a 2 percent decline in the Americas.  On an organic basis, fiscal 2018 revenue was flat to the prior year, driven by 13 percent growth in the Other category and flat results in EMEA, offset by a 2 percent decline in the Americas.

Operating income of $156.0 million, or 5.1 percent of revenue, for fiscal 2018 compared to operating income of $200.2 million, or 6.6 percent of revenue, for fiscal 2017.  After adjusting for $5.1 million of restructuring charges in the prior year, operating income for fiscal 2018 declined by $49.3 million compared to the prior year.

Gross margin was 32.9 percent in fiscal 2018, a decline of 40 basis points compared to the prior year.  The decline was largely driven by the Americas, offset in part by improvements in EMEA.  Operating expenses increased by approximately $41 million over the prior year, driven by increased investments in product development, sales, marketing and information technology that support the company's strategies, including developing new products, enhancements and applications, expanding ancillary offerings through marketing partnerships, addressing product gaps and pursuing other areas for growth.

"We launched more new products and enhancements in fiscal 2018 than in any of the past five years," said Jim Keane.  "We believe the higher levels of investment we have been making in product development and marketing over the past two years have positioned us for stronger top line growth and improved profitability in the future."

The company paid $61.0 million in dividends and repurchased 2.0 million shares under its share repurchase authorization program during fiscal 2018 at a cost of $27.3 million.  There is $99.2 million remaining on the company's share repurchase authorization.

Outlook

Orders in the Americas grew 2 percent in the fourth quarter and backlog at the end of the quarter in the Americas was flat compared to the prior year, which included $16 million of orders related to a very large project.  EMEA orders grew 15 percent and backlog at the end of the quarter was 22 percent higher than the prior year.  Orders and backlog in the Americas and EMEA were favorably impacted by the pull-forward effect of February list price adjustments.  Orders in the Other category declined 9 percent compared to the prior year, which included a record level of quarterly orders in Asia Pacific.  Considering these and other factors, the company expects first quarter fiscal 2019 revenue to be in the range of $740 to $765 million.  Adjusted for an estimated $20 million of favorable currency translation effects, and the impact of an acquisition and divestitures, the projected revenue range translates to an expected organic decline of 3 percent to organic growth of 1 percent.  In the first quarter of fiscal 2018, the company reported revenue of $735.1 million.

Steelcase expects to report diluted earnings per share between $0.12 to $0.16 for the first quarter of fiscal 2019.  The estimates include lower gross margin compared to both the first and fourth quarters of fiscal 2018 (due to increasing commodity costs and continuation of some of the same drivers which negatively impacted gross margins in the fourth quarter) and a similar level of operating expenses compared to the fourth quarter of fiscal 2018.  Steelcase reported diluted earnings per share of $0.15 in the first quarter of fiscal 2018.

"As we enter fiscal 2019, we expect to maintain our level of increased investment in product development and marketing, while continuing to control spending in other areas of our business and managing the implications of expected higher raw material costs," said Jim Keane.  "We also expect to see additional revenue growth from the expansion of our portfolio of offerings through acquisitions and marketing partnerships."

Additional Corporate Highlights:

  Steelcase introduced SILQ, an innovation in seating design.  This revolutionary new product is built on a materials science innovation.
  The company again celebrated recognition as one of the World’s Most Admired Companies by Fortune Magazine for 2018.

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	February 23, 2018	February 24, 2017	% Change	February 23, 2018	February 24, 2017	% Change

Revenue
Americas (1)	$537.5	$563.8	(4.7)%	$2,193.8	$2,231.9	(1.7)%
EMEA (2)	151.8	130.2	16.6%	524.2	503.9	4.0%
Other (3)	83.4	75.1	11.1%	337.5	296.6	13.8%
Consolidated revenue	$772.7	$769.1	0.5%	$3,055.5	$3,032.4	0.8%

Operating income (loss)
Americas	$39.9	$61.0	$187.0	$245.2
EMEA	1.5	(6.0)	(14.0)	(20.9)
Other	2.5	4.1	18.4	13.0
Corporate (4)	(10.5)	(8.7)	(35.4)	(37.1)
Consolidated operating income	$33.4	$50.4	$156.0	$200.2

Operating income percent	4.3%	6.6%	5.1%	6.6%

Revenue mix
Americas	69.6%	73.3%	71.8%	73.6%
EMEA	19.6%	16.9%	17.2%	16.6%
Other	10.8%	9.8%	11.0%	9.8%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone and AMQ brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.
YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q4 2018 vs. Q4 2017
	Steelcase Inc.	Americas	EMEA	Other category

Q4 2017 revenue	$769.1	$563.8	$130.2	$75.1
Divestitures	(6.3)	(5.0)	(1.3)	—
Acquisition	4.5	4.5	—	—
Currency translation effects*	22.2	1.4	18.0	2.8
Q4 2017 revenue, adjusted	789.5	564.7	146.9	77.9

Q4 2018 revenue	772.7	537.5	151.8	83.4
Organic growth (decline) $	$(16.8)	$(27.2)	$4.9	$5.5
Organic growth (decline) %	(2)%	(5)%	3%	7%

* Currency translation effects represent the estimated net effect of translating Q4 2017 foreign currency revenues using the average exchange rates during Q4 2018.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
2018 vs. 2017
	Steelcase Inc.	Americas	EMEA	Other category

2017 revenue	$3,032.4	$2,231.9	$503.9	$296.6
Divestitures	(12.5)	(8.3)	(4.2)	—
Acquisition	4.5	4.5	—	—
Currency translation effects*	28.1	2.0	22.7	3.4
2017 revenue, adjusted	3,052.5	2,230.1	522.4	300.0

2018 revenue	3,055.5	2,193.8	524.2	337.5
Organic growth (decline) $	$3.0	$(36.3)	$1.8	$37.5
Organic growth (decline) %	—%	(2)%	—%	13%

* Currency translation effects represent the estimated net effect of translating 2017 foreign currency revenues using the average exchange rates during 2018.

PROJECTED ORGANIC REVENUE GROWTH (DECLINE)
Q1 2019 vs. Q1 2018
Steelcase Inc.

Q1 2018 revenue	$735.1
Divestitures	(4.7)
Acquisition	8.8
Currency translation effects*	20.3
Q1 2018 revenue, adjusted	759.5

Q1 2019 revenue, projected	$740 - $765
Organic growth (decline) $	($20) - $5
Organic growth (decline) %	(3)% - 1%

* Currency translation effects represent the estimated net effect of translating Q1 2018 foreign currency revenues using the exchange rates at the end of Q4 2018.

ADJUSTED EARNINGS PER SHARE	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 23, 2018	February 24, 2017	February 23, 2018	February 24, 2017
Diluted earnings per share	$—	$0.21	$0.68	$1.03
Restructuring costs, per share	—	0.01	—	0.04
Income tax effect of restructuring costs, per share	—	—	—	(0.02)
Charges relating to U.S. tax reform, per share	0.24	—	0.23	—
Adjusted earnings per share	$0.24	$0.22	$0.91	$1.05

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 23, 2018		February 24, 2017		February 23, 2018		February 24, 2017
Revenue	$772.7	100.0%	$769.1	100.0%	$3,055.5	100.0%	$3,032.4	100.0%
Cost of sales	519.6	67.2	513.4	66.8	2,049.4	67.1	2,017.8	66.5
Restructuring costs	—	—	—	—	—	—	4.2	0.2
Gross profit	253.1	32.8	255.7	33.2	1,006.1	32.9	1,010.4	33.3
Operating expenses	219.7	28.5	204.9	26.6	850.1	27.8	809.3	26.7
Restructuring costs	—	—	0.4	—	—	—	0.9	—
Operating income	$33.4	4.3%	$50.4	6.6%	$156.0	5.1%	$200.2	6.6%
Interest expense	(4.5)	(0.6)	(4.3)	(0.6)	(17.5)	(0.6)	(17.2)	(0.5)
Investment income	0.4	0.1	0.2	—	1.5	—	1.4	—
Other income, net	15.4	2.0	3.8	0.5	21.5	0.8	11.9	0.4
Income before income tax expense	44.7	5.8	50.1	6.5	161.5	5.3	196.3	6.5
Income tax expense	44.7	5.8	24.3	3.1	80.8	2.7	71.7	2.4
Net income	$—	—%	$25.8	3.4%	$80.7	2.6%	$124.6	4.1%

Operating income	$33.4	4.3%	$50.4	6.6%	$156.0	5.1%	$200.2	6.6%
Add: restructuring costs	—	—	0.4	—	—	—	5.1	0.2
Adjusted operating income	$33.4	4.3%	$50.8	6.6%	$156.0	5.1%	$205.3	6.8%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 23, 2018		February 24, 2017		February 23, 2018		February 24, 2017
Revenue	$537.5	100.0%	$563.8	100.0%	$2,193.8	100.0%	$2,231.9	100.0%
Cost of sales	356.3	66.3	368.8	65.4	1,449.9	66.1	1,453.4	65.1
Restructuring costs	—	—	—	—	—	—	2.6	0.1
Gross profit	181.2	33.7	195.0	34.6	743.9	33.9	775.9	34.8
Operating expenses	141.3	26.3	134.0	23.8	556.9	25.4	530.7	23.8
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$39.9	7.4%	$61.0	10.8%	$187.0	8.5%	$245.2	11.0%
Add: restructuring costs	—	—	—	—	—	—	2.6	0.1
Adjusted operating income	$39.9	7.4%	$61.0	10.8%	$187.0	8.5%	$247.8	11.1%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 23, 2018		February 24, 2017		February 23, 2018		February 24, 2017
Revenue	$151.8	100.0%	$130.2	100.0%	$524.2	100.0%	$503.9	100.0%
Cost of sales	108.6	71.5	96.4	74.0	381.9	72.9	370.7	73.6
Restructuring costs	—	—	—	—	—	—	1.6	0.3
Gross profit	43.2	28.5	33.8	26.0	142.3	27.1	131.6	26.1
Operating expenses	41.7	27.5	39.4	30.3	156.3	29.8	151.6	30.1
Restructuring costs	—	—	0.4	0.3	—	—	0.9	0.1
Operating income (loss)	$1.5	1.0%	$(6.0)	(4.6)%	$(14.0)	(2.7)%	$(20.9)	(4.1)%
Add: restructuring costs	—	—	0.4	0.3	—	—	2.5	0.4
Adjusted operating income (loss)	$1.5	1.0%	$(5.6)	(4.3)%	$(14.0)	(2.7)%	$(18.4)	(3.7)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 23, 2018		February 24, 2017		February 23, 2018		February 24, 2017
Revenue	$83.4	100.0%	$75.1	100.0%	$337.5	100.0%	$296.6	100.0%
Cost of sales	54.7	65.6	48.2	64.2	217.6	64.5	193.7	65.3
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	28.7	34.4	26.9	35.8	119.9	35.5	102.9	34.7
Operating expenses	26.2	31.4	22.8	30.3	101.5	30.1	89.9	30.3
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$2.5	3.0%	$4.1	5.5%	$18.4	5.4%	$13.0	4.4%
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income	$2.5	3.0%	$4.1	5.5%	$18.4	5.4%	$13.0	4.4%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Twelve Months Ended
	February 23, 2018	February 24, 2017	February 23, 2018	February 24, 2017
Operating loss	$(10.5)	$(8.7)	$(35.4)	$(37.1)
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(10.5)	$(8.7)	$(35.4)	$(37.1)

Webcast
Steelcase will discuss fourth quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents diluted earnings per share, excluding restructuring costs (benefits), the related income tax effect and charges relating to U.S. tax reform.  These measures are presented because management uses this information to monitor and evaluate financial results and trends.  Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision®, Turnstone® and AMQ™.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 Steelcase dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2018 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 23, 2018	February 24, 2017	February 23, 2018	February 24, 2017
Revenue	$772.7	$769.1	$3,055.5	$3,032.4
Cost of sales	519.6	513.4	2,049.4	2,017.8
Restructuring costs	—	—	—	4.2
Gross profit	253.1	255.7	1,006.1	1,010.4
Operating expenses	219.7	204.9	850.1	809.3
Restructuring costs	—	0.4	—	0.9
Operating income	33.4	50.4	156.0	200.2
Interest expense	(4.5)	(4.3)	(17.5)	(17.2)
Investment income	0.4	0.2	1.5	1.4
Other income, net	15.4	3.8	21.5	11.9
Income before income tax expense	44.7	50.1	161.5	196.3
Income tax expense	44.7	24.3	80.8	71.7
Net income	$—	$25.8	$80.7	$124.6

Earnings per share:
Basic	$—	$0.22	$0.68	$1.03
Diluted	$—	$0.21	$0.68	$1.03
Weighted average shares outstanding - basic	118.5	119.7	119.2	120.7
Weighted average shares outstanding - diluted	118.7	120.3	119.4	121.2

Dividends declared and paid per common share	$0.1275	$0.1200	$0.5100	$0.4800

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 23, 2018	February 24, 2017
ASSETS
Current assets:
Cash and cash equivalents	$283.1	$197.1
Short-term investments	—	73.4
Accounts receivable, net	300.3	307.6
Inventories	184.6	163.1
Prepaid expenses	19.2	19.1
Assets held for sale	13.4	—
Other current assets	53.3	58.9
Total current assets	853.9	819.2

Property, plant and equipment, net	435.1	408.1
Company-owned life insurance ("COLI")	172.2	168.8
Deferred income taxes	135.4	179.6
Goodwill	138.2	106.7
Other intangible assets, net	45.6	16.8
Investments in unconsolidated affiliates	48.4	50.5
Other assets	30.4	42.3
Total assets	$1,859.2	$1,792.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$223.1	$216.8
Short-term borrowings and current portion of long-term debt	2.8	2.8
Accrued expenses:
Employee compensation	145.0	154.3
Employee benefit plan obligations	39.2	35.0
Accrued promotions	25.5	19.0
Customer deposits	28.2	15.9
Product warranties	18.1	20.4
Other	72.8	59.2
Total current liabilities	554.7	523.4

Long-term liabilities:
Long-term debt less current maturities	292.2	294.6
Employee benefit plan obligations	130.8	134.3
Other long-term liabilities	68.2	73.2
Total long-term liabilities	491.2	502.1
Total liabilities	1,045.9	1,025.5

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	4.6	—
Accumulated other comprehensive loss	(10.3)	(50.6)
Retained earnings	819.0	817.1
Total shareholders’ equity	813.3	766.5
Total liabilities and shareholders’ equity	$1,859.2	$1,792.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Twelve Months Ended
	February 23, 2018	February 24, 2017
OPERATING ACTIVITIES
Net income	$80.7	$124.6
Depreciation and amortization	65.9	60.3
Gains related to sales of investments in unconsolidated affiliates	(14.4)	—
Deferred income taxes	52.9	26.8
Non-cash stock compensation	19.1	19.8
Equity in income of unconsolidated affiliates	(12.8)	(9.7)
Dividends received from unconsolidated affiliates	10.3	9.9
Other	(9.5)	(8.8)
Changes in operating assets and liabilities:
Accounts receivable	18.5	11.9
Inventories	(8.5)	(5.1)
Assets related to derivative instruments	1.4	(1.8)
VAT recoverable	7.6	17.0
Long-term income taxes receivable	18.7	(18.5)
Other assets	(4.5)	(19.6)
Accounts payable	(0.7)	9.5
Employee compensation liabilities	(13.8)	(8.8)
Accrued expenses and other liabilities	16.1	(36.8)
Net cash provided by operating activities	227.0	170.7

INVESTING ACTIVITIES
Capital expenditures	(87.9)	(61.1)
Purchases of investments	(52.1)	(112.6)
Liquidations of investments	125.6	126.6
Proceeds from partial sale of investment in unconsolidated affiliate	19.0	—
Acquisition, net of cash acquired	(68.3)	(4.0)
Other	16.2	2.7
Net cash used in investing activities	(47.5)	(48.4)

FINANCING ACTIVITIES
Dividends paid	(61.0)	(58.5)
Common stock repurchases	(33.8)	(48.4)
Excess tax benefit from vesting of stock awards	—	3.3
Repayment of long-term debt and lines of credit	(2.7)	(2.3)
Net cash used in financing activities	(97.5)	(105.9)

Effect of exchange rate changes on cash and cash equivalents	4.0	(1.2)

Net increase in cash and cash equivalents	86.0	15.2
Cash and cash equivalents, beginning of period	197.1	181.9
Cash and cash equivalents, end of period	$283.1	$197.1

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292-9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505